UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2014

Intrepid Potash, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                           Costs Associated with Exit or Disposal Activities

On January 9, 2014, Intrepid Potash, Inc. (“Intrepid,” “we,” “us,” or “our”) committed to a plan to reduce our workforce by approximately 7%, with positions eliminated at each of our facilities and offices.  The plan was developed to better align our cost structure with our business outlook for 2014.  As previously announced, we expect our major, multi-year capital projects to be substantially complete this year and we expect lower capital investment in 2014 as compared to recent years.  As a result, our workforce needs associated with these projects have diminished.  In addition, we continue to see the effects of the price declines and uncertainty in the potash market that began in mid-2013 after global producer Uralkali announced that it was withdrawing from its marketing arrangement with Belaruskali and that it intended to increase its production and sales volumes.  In the last several years, we have also seen significant cost escalations from many of our larger suppliers, including those providing rail transportation and chemicals.  In light of current market conditions, we are undertaking a comprehensive review of all business costs in an effort to optimize our cost structure.

We estimate that the workforce reduction will result in total pre-tax charges of approximately $1.5 to $2.0 million, which we expect to record in the first quarter of 2014.  These charges consist of one-time termination benefits, including cash severance costs and outplacement services, substantially all of which will be paid in the first quarter of 2014.  We expect the plan to be substantially complete in the first quarter of 2014.

Item 8.01              Other Events

On January 14, 2014, we issued the attached press release relating to our operating cost savings initiatives.  A copy of this press release is included as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01                                Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
99.1	Press Release dated January 14, 2014

Forward-Looking Statements

This filing contains forward-looking statements—that is, statements about future, not past, events.  The forward-looking statements in this filing often relate to our future performance and management’s expectations for the future, including statements about our financial outlook.  These statements are based on assumptions that we believe are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite

•                  circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•                  the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects, including our HB Solar Solution mine, our North compaction plant, and our Moab cavern systems

•                  adverse weather events, including events affecting evaporation rates at our solar solution mines

•                  changes in the prices of raw materials, including chemicals, natural gas, and electricity

•                  the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•                  our ability to obtain any necessary government permits relating to the construction and operation of assets

•                  changes in our reserve estimates

•                  competition in the fertilizer industry

•                  declines in U.S. or world agricultural production

•                  declines in the use of potash products by oil and gas companies in their drilling operations

•                  changes in economic conditions

•                  our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•                  disruption in the credit markets

•                  our ability to secure additional federal and state potash leases to expand our existing mining operations

•                  the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this filing speaks as of the date of this filing.  New information or events after that date may cause our forward-looking statements in this filing to change.  We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: January 15, 2014	By:	/s/ Martin D. Litt
Martin D. Litt
Executive Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 14, 2014